UNISYS CORPORATION
                                ("Company")
                              Debt Securities

                              TERMS AGREEMENT
                              ---------------


                                        March 4, 1996



Unisys Corporation
Township Line & Union Meeting Roads
Blue Bell, Pennsylvania  19424
Attention:  Vice President and Treasurer

Dear Sirs:

          We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement Basic Provisions filed as an exhibit to the Company's registration statement on Form S-3 (No. 33-64396) and Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 33-35437) (the "Underwriting Agreement"), the following securities (the "Securities") to be issued under an indenture, to be dated as of March 1, 1996 between the Company and The Bank of New York, as Trustee, on the following terms:

     Title:  8 1/4% Convertible Subordinated Notes due 2006.

     Principal Amount:  $260,000,000.

     Interest: 8.25% per annum payable semi-annually on March 15 and September 15 commencing September 15, 1996, to holders of record of the Securities at the close of business on the preceding March 1 and September 1, respectively.

     Maturity:  March 15, 2006.

     Optional Redemption: The Notes will be redeemable on at least 20 but not more than 60 days' notice, at the option of the Company, as a whole or in part, at any time on and after March 15, 1999, at the following prices (expressed as percentages of the principal amount), together with accrued interest to the date fixed for redemption:

     If redeemed during the 12-month period beginning March 15:

Year                                               Percentage
----                                               ----------
1999 . . . . . . . . . . . . . . . . . . . . . . . .  105.775%
2000 . . . . . . . . . . . . . . . . . . . . . . . .  104.950
2001 . . . . . . . . . . . . . . . . . . . . . . . .  104.125
2002 . . . . . . . . . . . . . . . . . . . . . . . .  103.300
2003 . . . . . . . . . . . . . . . . . . . . . . . .  102.475
2004 . . . . . . . . . . . . . . . . . . . . . . . .  101.650
2005 . . . . . . . . . . . . . . . . . . . . . . . .  100.825


     Sinking Fund:  None.

     Conversion: The Notes are convertible into Common Stock of the Company at any time prior to maturity, unless previously redeemed, at a conversion price of $6.875 per share (equivalent to a conversion rate of approximately 145.45 shares for each $1,000 principal amount of Notes), subject to adjustment in certain events.

     Listing:  New York Stock Exchange.

     Over-allotment Option: An additional $39,000,000 aggregate principal amount of Notes.

     Period Designated Pursuant to Section 4(h) of the
Underwriting Agreement:  90 days.

     Delayed Delivery Contracts:  None.

     Purchase Price from the Company: 97.5% of principal amount, plus accrued interest, if any, from March 8, 1996.

     Expected Reoffering Price to Public: 100% of principal amount, plus accrued interest, if any, from March 8, 1996.

     Closing Date:  10:00 A.M. New York City time on March 8,
1996 (or at such other time and date as we shall agree), at the office of Simpson Thacher & Bartlett, 425 Lexington Avenue, New
York, New York 10017.

     Settlement:  Federal (same-day) funds.

     Names and Addresses of Representative:

     Merrill Lynch, Pierce, Fenner & Smith Incorporated
     Bear, Stearns & Co. Inc.
     c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
     World Financial Center
     North Tower
     New York, New York  10281
     Attention:  Corporate Banking

          The respective principal amounts of the Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

          The provisions of the Underwriting Agreement are incorporated herein by reference, except that:

          (1) The reference to "fifth business day" in Sections 2(a) and 4(a) of the Underwriting Agreement shall be deleted and replaced by the phrase "fifteenth business day" and (2) the words "counsel of the Company" on the fifth and sixth to last lines of
Section 6(c) of the Underwriting Agreement shall be deleted and replaced by the phrase "outside counsel to the Underwriters."

          The Securities will be made available for checking at the office of Simpson Thacher & Bartlett at least 24 hours prior to the Closing Date.

          Please signify your acceptance of our offer by signing the enclosed copy of this Terms Agreement in the space provided and returning it to us.

                                   Very truly yours,

                                   MERRILL LYNCH, PIERCE, FENNER
                                     & SMITH INCORPORATED
                                   BEAR, STEARNS & CO. INC.


                                       By MERRILL LYNCH, PIERCE, FENNER
                                            & SMITH INCORPORATED

                                       By:______________________________
                                           Authorized Representative




AGREED AND ACCEPTED:

UNISYS CORPORATION


By:____________________
     Name:
     Title:

                                  SCHEDULE A


                                                  Principal
            Underwriters                           Amount
            ------------                          ---------
    Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................$156,000,000
    Bear, Stearns & Co. Inc.....................104,000,000
                                               ------------
              Total............................$260,000,000
                                               ============